UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 6, 2010

TRIM HOLDING GROUP
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction
of incorporation)

000-29449
(Commission
File Number)

20-0937461
(IRS Employer
Identification No.)

300 Center Ave. Ste. 202 Bay City, MI	48708

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (989) 891-0500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities

On August 6, 2010, Trim Holding Group (the “Company”) entered into a purchase agreement ( the “Purchase Agreement”) with Allkey Ltd., a United Kingdom registered entity (“Allkey”), together with a registration rights agreement (the “Registration Rights Agreement”), whereby within ten (10) days of the execution date of the Purchase Agreement (the “Closing Date”), the Company agreed to sell to Allkey and Allkey agreed to purchase from Company, at the price of US $7.00 per share, Six Million (6,000,000) shares of common stock (the “Shares”) and Nine Million (9,000,000) warrants (the “Warrants”) with each warrant entitling Purchaser the option to purchase one share of Company’s common stock (the “Warrant Shares”) at an exercise price of US $7.00 per share. The Warrants will expire two years from the date of issuance. The total purchase price for the Shares and Warrants is Forty Two Million and No/100 dollars (US $42,000,000.00) (the “Subscription Amount”), payable in periodic tranches as directed by Company over the course of a maximum seven month period (the “Periodic Payment”). The first Periodic Payment of Seven Million and No/100 Dollars (US $7,000,000.00) is due ninety (90) days from the Closing Date unless Purchaser exercises its registration rights pursuant to the Registration Rights Agreement within thirty (30) days of the Closing Date, in which case, the first Periodic Payment is due ten (10) days after the effective date of the Registration Statement (as defined in the Purchase Agreement attached as Exhibit 10.1 and incorporated by reference herein).

The transactions described above were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

Under the Registration Rights Agreement, the Company agreed to file a Registration Statement with the U.S. Securities & Exchange Commission covering the Shares and Warrant Shares underlying the Warrants that will be issued to Allkey under the Purchase Agreement.

Item 5.01. Changes in Control of Registrant

Within ten (10) days of August 6, 2010, there will be a change in control of the Company. Pursuant to the terms of the Purchase Agreement, the Company will issue Shares and Warrants to Allkey for the Subscription Amount. After the issuance of the Shares, Allkey will own 6,000,000 of the 8,260,000 shares of common stock issued and outstanding, representing a controlling interest of 73% of the issued and outstanding shares of common stock of the Company. If Allkey exercises all of its Warrants under the Purchase Agreement, Allkey will own an additional 9,000,000 shares of common stock of the Company, thereby increasing its percentage of ownership to 87%.

Prior to the consummation of the transactions contemplated above, Mr. Louis Bertoli, the Company’s CEO, President, and Chairman of the Board, owned 1,990,000 shares or 88.1% of the Company’s outstanding common stock and was the only shareholder to beneficially own 5% or more of the issued and outstanding shares of common stock of the Company. After the issuance of the Shares to Allkey, Mr. Bertoli will own only 24% of the outstanding common stock of the Company.

Allkey has indicated to the Company that it expects all funds and consideration for its investment will come from a combination of sources. The sources could be shareholder funds, a loan made by the officers to Allkey, shareholder loans and/or other sources.

For purposes of information required under Item 403(c) of Regulation S-K, there are not any arrangements, known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in an additional change in control of the registrant.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit            Description

4.1                  Warrant

10.1                 Purchase Agreement, by and between Trim Holding Group and Allkey Ltd., entered into on August 6, 2010.

10.2                  Registration Rights Agreement, by and between Trim Holding Group and Allkey Ltd., entered into on August 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

Trim Holding Group
(Registrant)

Date: August 12, 2010
By: /S/ Louis Bertoli
Louis Bertoli
President, Chief Executive Officer